March 5, 2003

Mr. Erik Vonk
Chairman and Chief Executive Officer
Gevity HR, Inc.
600 301 Boulevard West, Suite 202
Bradenton, FL 34205

Re: Investment in Gevity HR, Inc.

Dear Erik:

     As a result of our discussions, we are very excited about the opportunity to work with you and your team to structure and close an equity investment (the “Transaction”) in Gevity HR, Inc., a Florida corporation (the “Company”). We are impressed with the Company’s track record, its operating plan and, most importantly, the strength and depth of the management team. It is our strong belief that we can facilitate the growth of the Company through our direct working relationship, third-party relationships that we may identify from time to time (such as banks and other investors), as well as through the injection of capital proposed herein. We believe that we will make good and strong partners for the Company.

     This letter agreement sets forth the proposed terms under which Frontenac VIII Limited Partnership and/or its affiliates and/or co-investors (collectively, “Frontenac”) are considering a Transaction with the Company.

     Section 1. Equity Investment. Subject to the terms and conditions set forth herein, the Company will sell to Frontenac and Frontenac will purchase from the Company, for a total purchase price of $30.0 million in cash, shares of a newly-created Series A Convertible Preferred Stock of the Company (the “Preferred Stock”). The Preferred Stock will be convertible into an aggregate number of shares of the Company’s common stock (the “Common Stock”) determined by dividing $30.0 million by the market price per share based on the average of the per share closing prices of the Common Stock over a period of the five trading days ending on the trading day prior to the date of this Agreement, which, on the date hereof, represents approximately 17.5% of the Common Stock on a fully-diluted basis. The Preferred Stock will have the rights and preferences set forth in Exhibit A attached hereto and made a part hereof.

     Section 2. Definitive Agreements; Timing. As promptly as practicable after the execution of this letter agreement, Frontenac’s counsel will prepare definitive agreements embodying the terms of this letter agreement and containing other mutually acceptable provisions, including representations, warranties, covenants and indemnities by the Company, the Preferred Stock terms and registration rights for the Common Stock issued or issuable upon conversion of the Preferred Stock. The parties will negotiate in good faith to consummate the Transaction as soon as reasonably practicable, but in no event later than the end of the Exclusivity Period (as defined below).

     Section 3. Access to Information. The Company shall provide, and shall cause its subsidiaries, officers, directors, employees, attorneys, accountants and other agents to provide, Frontenac and its accounting, legal and other representatives full and complete access at all reasonable times to the Company’s and its subsidiaries’ directors, officers, personnel and facilities and to business, financial, legal, tax, compensation and other data and information concerning the Company and its affairs.

     Section 4. Exclusivity.

(i) The Company agrees that, unless negotiations between the Company and Frontenac are terminated earlier by mutual written agreement, Frontenac shall have, for a period commencing on the date hereof and ending April 22, 2003 (the “Exclusivity Period”), the exclusive right to negotiate and execute definitive agreements embodying the terms of this letter agreement and containing other mutually acceptable terms and to consummate the Transaction with the Company.

(ii) During the Exclusivity Period, neither the Company nor any of its subsidiaries shall, directly or indirectly, through any officer, director, employee, agent or otherwise (including, without limitation, through any investment banker, attorney or accountant retained by the Company or any of its subsidiaries), (a) solicit, initiate or encourage the submission of any proposal or offer (an “Investment Proposal”) from any person or entity (including any of its officers, directors, employees, agents and other representatives) relating to any liquidation, dissolution, recapitalization of, merger or consolidation with or into, or acquisition or purchase of all or substantially all of the assets of, or any material asset of, or any capital stock or other equity security of, the Company or any of its subsidiaries or relating to any other similar transaction or business combination involving the Company or any of its subsidiaries, or (b) participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek to do any of the foregoing.

(iii) The Company shall promptly notify Frontenac if any such Investment Proposal, or any inquiry or contact with any person or entity with respect thereto, is made and describe the Company’s response thereto.

(iv) Subject to paragraph (iii) of this Section 4, the provisions of this Section 4 will not restrict the Company’s board of directors from considering and acting upon an unsolicited proposal with respect to any of the matters described in paragraph (ii) of this Section 4 which the board is advised by counsel it must consider and act on in the exercise of its fiduciary duties.

     Section 5. Conduct of Business. Except as otherwise expressly contemplated hereby, during the Exclusivity Period, the Company shall, and shall cause each of its subsidiaries to conduct their respective businesses only in the ordinary course of business and consistent with past practice and shall use its reasonable best efforts to cause the conditions set forth in Section 6 below to be satisfied.

     Section 6. Closing Conditions. The consummation of the Transaction by Frontenac is subject to the fulfillment of the following conditions to Frontenac’s satisfaction in its sole discretion and such other conditions to be set forth in the definitive agreements:

(i) Frontenac shall be satisfied with the results of its and its representatives’ legal, accounting and business due diligence investigation and evaluation of the Company and its subsidiaries;

(ii) the negotiation and execution of satisfactory definitive agreements reflecting the provisions of this letter agreement and Exhibit A attached hereto and containing other mutually acceptable provisions;

(iii) the Company shall have received or obtained all governmental, regulatory, third party and shareholder consents and approvals necessary for the consummation of the Transaction;

(iv) the Company and its board of directors shall have taken all actions necessary to ensure that Frontenac shall not, by virtue of consummating the Transaction, be subject to Section 607.0901 of the Florida Business Corporation Act, or any other applicable anti-takeover or similar law of any jurisdiction;

(v) the Company and its board of directors shall have taken all actions necessary to ensure that the Transaction is exempt from the application of its Shareholder Rights Plan; and

(vi) there shall have been no material adverse change in the financial condition, operating results, assets, operations, business prospects or employee, customer or supplier relations of the Company and its subsidiaries taken as a whole.

     Section 7. Break-up Fee; Fees and Expenses. As a condition to Frontenac’s willingness to enter into this letter agreement and negotiate with respect to the definitive agreements and in order to compensate Frontenac for the opportunity costs and risks of entering into this letter agreement, the Company agrees that in the event that (a)(i) the Transaction is consummated or (ii) the Transaction is not consummated and the Company exercised its rights to consider or act upon an Investment Proposal under Section 4(iv) and did not reject in writing such proposal within 3 business days after receipt thereof (whether or not the Company entered into an agreement as a result thereof), the Company shall reimburse Frontenac for all actual, reasonable out of pocket fees and expenses incurred on or after February 7, 2003 in connection with the Transaction (including, without limitation, fees and expenses of legal counsel, accountants and other consultants and advisors) (collectively, “Expenses”) or (b) the Transaction is not consummated, the Company exercises its rights under Section 4(iv) and the Company enters into an agreement with respect to an Investment Proposal within 6 months after it exercises its rights under Section 4(iv), the Company shall pay to Frontenac a break-up fee in the amount of $900,000 and reimburse Frontenac for all Expenses. In all other circumstances the Company and Frontenac shall each be responsible for the payment of their own fees and expenses incurred before or after the date of this letter agreement (including, without limitation, fees and expenses of their respective legal counsel, accountants and other consultants and advisors).

     Section 8. Disclosure; Public Announcements. Each of the Company and Frontenac shall maintain the confidentiality of and shall not disclose any of the terms of this letter agreement or its attachments (including its existence or the fact that Frontenac is in negotiations with the Company) or any other information related to Frontenac or its representatives except (a) to persons or entities who need to know such information in connection with the Transaction and who agree to maintain the confidentiality thereof and (b) to the extent required by law (provided that the Company and Frontenac shall provide the other with the contents of such disclosure as soon as reasonably practicable prior to making such disclosure). Any press release or other public disclosure issued or made by Frontenac or the Company relating to this letter agreement or the Transaction shall be approved first by the other; provided that the Company may issue any such press release or other public disclosure without Frontenac’s approval if such disclosure is required by law and if the Company provides Frontenac with the contents of such disclosure as soon as reasonably practicable prior to making such disclosure. No party will be deemed to have breached this Section 8 (or the Confidentiality Agreement, as defined below) to the extent it discloses information previously disclosed in accordance with this Section 8.

     Section 9. Representations of the Company. The Company represents to Frontenac that all registration statements, reports, proxy statements and other materials (collectively, “SEC Reports”) filed by the Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2001, complied in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC thereunder, and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company also represents to Frontenac that its board of directors has taken all necessary action to authorize and approve the execution and delivery of this letter agreement and the consummation of the Transaction, and that the Company is not a party to or bound by any agreement or understanding which is in conflict with or would violate or be violated by the terms of this letter agreement. Frontenac acknowledges that the Company will report its revenues on a net rather than gross basis commencing December 31, 2002.

     Section 10. Governing Law. The provisions of this letter agreement and all duties, obligations and rights arising herefrom shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

     Section 11. Binding Effect; Miscellaneous. This letter agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns (it being understood and agreed that in no event shall Frontenac be obligated to consummate the Transaction if any of the conditions to closing are not satisfied for any reason). This letter agreement may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This letter agreement may not be assigned without the other party’s written consent, except that Frontenac may assign its rights and obligations under this letter agreement to an affiliate without the prior written consent of the Company. If the closing of the Transaction has not occurred on or before the end of the Exclusivity Period for any reason, either party which is not in breach of the provisions of this letter agreement may terminate this letter agreement by delivery of written notice to the other party, and in the event of such termination both parties shall be relieved of all liability hereunder, except for breaches of this letter agreement prior to its termination and except that the provisions set forth in Sections 7, 8, 10 and 11 shall survive any such termination. This letter agreement represents the complete agreement of the parties related to the subject hereof and supercedes all prior agreements and understandings (except that the confidentiality agreement dated as of November 12, 2002 and the first addendum thereto (the “Confidentiality Agreement”) shall remain in full force and effect). The rights and remedies which Frontenac may have under this letter agreement (in particular, the rights and remedies afforded to Frontenac under Section 7) are in addition to, and not in lieu of, any other rights and remedies which Frontenac may be entitled to under any contract or agreement at any time and any other rights which Frontenac may have pursuant to applicable law.

* * * * *

     If the Company approves and accepts the terms of this letter agreement and desires to proceed with respect to the Transaction on the basis described herein, please execute the duplicate copy of this letter agreement in the space provided below and return such executed copy to the attention of the undersigned not later than 5:00 p.m., Chicago time, on March 6, 2003. If, after such date, the Company has not confirmed its acceptance of this letter agreement in the manner set forth above, Frontenac’s proposal with respect to the Transaction shall automatically expire without any further notice to the Company.

Very truly yours,

FRONTENAC VIII LIMITED PARTNERSHIP

		By:	FRONTENAC VIII PARTNERS, L.P.
		Its:	General Partner

		By:	FRONTENAC COMPANY VIII, L.L.C.
		Its:	General Partner

		By:	/s/ David Katz

		Its:	Member

Agreed and Accepted as of March , 2003:

GEVITY HR, INC.

By:	/s/ Erik Vonk

Its:	Erik Vonk Chairman and Chief Executive Officer

EXHIBIT A

Proposed Terms of Series A Preferred Stock

Issuer	Gevity HR, Inc.

Purchase Price	$1,000 per share (“Stated Value”) of the Series A Convertible Preferred Stock (the “Preferred Stock”), with an aggregate purchase price equal to $30.0 million.

Ranking	The Preferred Stock will, with respect to dividends, distributions, redemptions, priority on liquidation and all other matters, rank senior to all other classes of capital stock of the Company, including any classes of Common Stock and each class of or other series of Preferred Stock.

Dividends	Dividends will accrue at the greater of (i) 4% per annum on the Stated Value or (ii) on an as converted basis, the amount declared on the Common Stock on a per share basis, payable in cash quarterly.

Conversion	Shares of Preferred Stock will be convertible at the option of the holders at any time into shares of Common Stock. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted is determined by dividing the Stated Value therefor by the conversion price in effect on the date of conversion. The initial conversion price will be equal to the market price of the Common Stock, based on the average of the per share closing prices of the Common Stock over a period of the five trading days ending on the trading day prior to the date of this Agreement, subject to future adjustment as provided below. Accrued and unpaid dividends on shares of the Preferred Stock shall be paid in cash upon the conversion of such shares.

Anti-Dilution Protection	The Preferred Stock will contain provisions designed to protect against dilution. The conversion price shall be reduced and the number of shares into which the Convertible Preferred is convertible increased according to an institutional weighted average anti-dilution formula in the event the Company sells or issues Common Stock (or warrants, options or other rights or similar instruments to purchase Common Stock) at a price per share which is less than the conversion price then in effect for the Preferred Stock, except for (i) issuances of not more than 6,500,000 shares (as adjusted for stock splits, stock dividends and the like) of Common Stock pursuant to employee benefit plans approved by the board of directors (which number includes the issuance of Common Stock upon exercise of any options outstanding on the date hereof) or (ii) in connection with acquisitions. In the event of any stock splits, stock dividends, reorganizations, mergers, consolidations, etc. there will be a proportional adjustment in the conversion price and in the number of shares of Common Stock to be received upon conversion.

Preemptive Rights	Subject to the following limitation, the holders of Preferred Stock will be offered the right to purchase any equity securities (or rights to acquire equity securities, such as warrants, convertibles, etc.) to be offered by the Company (other than in a public offering, in an acquisition transaction or pursuant to stock option or similar plans) prior to such securities being offered to third parties. The number of shares subject to the right to purchase will be limited to the number required to allow the holders to maintain their percentage ownership interest in the Company.

Redemption Rights	At the request of the holders of a majority of the outstanding Preferred Stock, in connection with the consummation of a sale of the Company, change of control, recapitalization or other organic change (an “Organic Change”), the Company will be obligated to redeem the Preferred Stock for a cash redemption price in an amount equal to the greater of (i) the liquidation value thereof per share plus all accrued and unpaid dividends, or (ii) the fair market value per share of Common Stock issuable upon conversion of such Preferred Stock (the “Cash Redemption Price”); provided that the Cash Redemption Price shall in no event be less than 125% of the liquidation value per share plus accrued and unpaid dividends if an Organic Change occurs within the first 12 months following the date of issuance of the Preferred Stock. In addition, the holders of Preferred Stock will have the following additional redemption rights. On each of the third, fourth and fifth anniversary of the date of issuance, the Company may offer to purchase 1/3 of the Preferred Stock at a purchase price which generates for the holder a 25% cash-on-cash annual compounded IRR at the time of repurchase. If the Company does not elect to make such an offer in any year (or breaches its obligation to purchase such shares if such offer is accepted), then at the election of the holders of a majority of the outstanding Preferred Stock (exercisable on each of the sixth, seventh and eight anniversaries, respectively, of the date of issuance to the extent applicable), the Company will be obligated to redeem 1/3 of the Preferred Stock for the Cash Redemption Price. If the Company does offer to purchase 1/3 of such shares and such offer is not accepted in any year, the holders of Preferred Stock will not have the right to cause the Company to purchase such shares on the applicable anniversary.

Use of Proceeds	The Company will use the proceeds from the sale of the Preferred Stock for the following purposes:

(1) to purchase from Charles S. Craig a sufficient number of shares of Common Stock to reduce his beneficial ownership in the Company below 10%; and

(2) for working capital, including the funding of acquisitions.

Registration Rights Agreement	The holders of Preferred Stock will enter into a registration rights agreement with the Company entitling them to certain piggyback and demand registration rights with respect to the Common Stock issued or issuable upon conversion of the Preferred Stock, subject to mutually agreeable limitations and restrictions.

Voting Rights	Except as may be otherwise provided by law and except for the approval rights specified below, the Preferred Stock will vote together with all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company. Each share of Preferred Stock will entitle the holder thereof to such number of votes per share as equals the number of shares of Common Stock into which the Preferred Stock is then convertible. Class voting rights will be provided to the holders of the Series A Preferred Stock with respect to certain corporate governance provisions to be agreed upon, which shall include, without limitation, approval rights over the following corporate actions:

(1) Organic changes to the Company, including a sale, merger, reorganization, bankruptcy, acquisition, joint venture or major new business initiative;

(2) The adoption of the Company’s annual budget and material expenditures outside the budget;

(3) Changes to the Company’s senior management team, including hirings and terminations of the CEO, CFO, COO and others;

(4) Amendments to the Company’s charter and by-laws (other than amendments which are required by law);

(5) Material changes to the Company’s capital structure, including the issuance and/or redemption of debt and equity securities (other than junior securities issued at fair market value), dividends, etc.;

(6) The filing or settlement of material litigation;

(7) Adoption of (or amendments to) anti-takeover protections;

(8) The retention of investment bankers and other financial advisors (other than Credit Suisse First Boston Corporation, Goldman Sachs & Co., Lehman Brothers, Merrill Lynch, Morgan Stanley, Robert W. Baird & Co., Inc., Salomon Smith Barney Inc., Sun Trust Robinson Humphrey and Wachovia Securities); and

(9) Commitments to do any of the foregoing.

Other Covenants	The holders of Preferred Stock will be granted other mutually agreeable covenants, including without limitation, access to employees, advisors and books and records, financial deliveries as well as various reporting requirements.

Remedies upon Event of Noncompliance	In the event the Company fails to perform any obligation or files for bankruptcy or any other insolvency proceedings are commenced against the Company, in addition to all other rights and remedies available at law and in equity, the holders of Preferred Stock shall be entitled to mutually agreeable remedies (including, but not limited to, an increased dividend rate, increased board representation and accelerated redemption rights).

Restrictions on Transferability	The Preferred Stock may not be transferred except upon compliance with the provisions of the Securities Act of 1933, as amended. Each certificate representing the Preferred Stock shall be imprinted with restrictive legend in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT IN CONJUNCTION WITH AN

EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR IN COMPLIANCE WITH RULE 144 OR PURSUANT TO ANOTHER EXEMPTION. THE SECURITIES ARE ALSO SUBJECT TO PROVISIONS OF A REGISTRATION RIGHTS AGREEMENT.”

Liquidation Preference	In the event of liquidation, dissolution or winding up of the Company, holders of the Preferred Stock are entitled to receive, prior to and in preference to any distribution of any of the property and the assets of the Company, to the holders of Common Stock and the holders of any other series of Preferred Stock, an amount equal to the greater of (a) the Stated Value, plus all accrued and unpaid dividends thereon up to the date fixed for distribution until all such amounts have been paid in full and (b) the amount such holder would receive upon conversion of such Preferred Stock to Common Stock.

Board Representation	The holders of Preferred Stock would be entitled to designate two members to the Company’s board of directors.